Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION EXPERT

Phillips Edison & Company, Inc.:

We hereby consent to the reference to our name and description of our role in the valuation process of Phillips Edison & Company, Inc. (the “Company”) included in the Quarterly Report on Form 10-Q for the three months ended March 31, 2018, and incorporated by reference into the Company’s Registration Statement on Form S-3 (File No. 333-209506) and the related prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ Duff & Phelps, LLC

Chicago, Illinois
Date: May 10, 2018